Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into this January 1st, 2000 by and between TransMedics, Inc, a Delaware corporation with offices at 36 Dartmouth Street #1209, Malden, Massachusetts 02148 (the “Company”), and Kypp Morrow of 560 Applewood Drive, Ft. Washington, PA 19034 (the “Employee”).

W I T N E S S E T H:

WHEREAS, both Employee and Company are in agreement with respect to the terms and conditions under which Employee shall commence full-time employment with Company; and

WHEREAS, the parties wish to reduce to writing the terms and conditions of such agreement.

NOW, THEREFORE, and in consideration of the mutual promises and agreements herein contained and intending to be legally bound, the parties, for themselves, and their heirs, successors, personal representatives, and assigns hereby agree as follows:

1. EMPLOYMENT

Company hereby agrees to employ Employee and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

2. TERM

This Agreement shall commence on January 1st, 2000 and shall continue for an Initial Term of one year terminating on January 1st, 2001 unless terminated earlier as provided for herein. If neither party provides the other with written notice of termination prior to January 1st, 2001, this Agreement shall be automatically renewed for an additional one year Extended Term and thereafter for additional one-year Extended Terms until expressly terminated by either party on at least thirty (30) days’ written notice to the other party prior to the expiration of the then current Extended Term. The Initial Term and the Extended Term(s) are collectively referred to as the Term.

3. COMPENSATION

The base salary for the Initial Term and each subsequent Extended Term of this Agreement shall be One Hundred and Forty Thousand Dollars ($140,000), which shall be paid in accordance with the standard Company pay policy. The base salary is subject to review and possible increase from time to time in accordance with the Company’s normal procedures. In addition to the base salary as provided for above, during the Initial Term of this Agreement, the Employee will be eligible to earn a bonus of up to a maximum amount of Thirty Thousand dollars ($30,000) based upon the achievement of certain milestones as described in Appendix A attached hereto. Such bonus shall be paid in December of the Initial Term and shall be determined by the President in his sole discretion.

4. TITLE AND DUTIES

From the time of the commencement of employment with Company, Employee shall serve as Vice President for Sales and Marketing of Company with the authority and responsibilities typically associated with such position. In this position, Employee shall report directly to the President of Company and shall be subject to his direction.

5. EXTENT OF SERVICES

Employee shall devote his or her entire business time, attention, and energies to the business of Company, but this shall not be construed as preventing Employee from investing his or her assets in such form or manner as he or she sees fit as long as the investments will not require any personal service from Employee. Moreover, Employee may not invest in any entities that compete directly with Company or affiliated or related companies.

6. NONDISCLOSURE/NONCOMPETE

A. During the course of his employment with Company, Employee may have occasion to conceive, create, develop, review, or receive information that is considered by Company to be confidential or proprietary, including information relating to inventions, patent, trademark and copyright applications, improvements, know-how, specifications, drawings, cost and pricing data, process flow diagrams, customer and supplier lists, bills, ideas, and/or any other written material referring to same (“Confidential Information”). Both during the term of employment and thereafter:

1.	Employee agrees to maintain in confidence such Confidential Information unless or until: (a) it shall have been made public by an act or omission of a party other than himself; or (b) Employee receives such Confidential Information from an unrelated third party on a non-confidential basis, whichever shall first occur.

2.	Employee further agrees to use all reasonable precautions to ensure that all such Confidential Information is properly protected and kept from unauthorized persons or disclosure.

3.	If requested by Company, Employee agrees to promptly return to Company all materials, writings, equipment, models, mechanisms, and the like obtained from or through Company including, but not limited to, all Confidential Information, all of which Employee recognizes is the sole and exclusive property of Company.

4.	Employee agrees that he will not, without first obtaining the prior written permission of Company: (a) directly or indirectly utilize such Confidential Information in his own business; (b) manufacture and/or sell any product that is based in whole or in part on such Confidential Information; or (c) disclose such Confidential Information to any third party.

B. While in the employ of Company and for a period of one year thereafter, Employee will not render any services as either an employee or independent consultant to any entity that is in direct competition with Company, or that operates in any field in which Company has operated or in which Company is likely to operate in the future.

7. INVENTIONS

A. Any inventions, improvements, concepts, or ideas made or conceived by Employee during his employment pursuant to this Agreement and related to the business of Company, shall be considered the sole and exclusive property of Company. As part of the services to be performed hereunder, Employee shall keep written notebook records of his work, properly witnessed for use as invention records, and shall submit such records to Company when requested or at the termination of Employee’s services hereunder. Employee shall not reproduce any portion of such notebook records without the prior express written consent of Company. Employee shall promptly and fully report all such inventions to Company.

B. Any work performed by Employee under this Agreement shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of Company. In the event it should be established that such work does not qualify as a Work Made for Hire, Employee agrees to and does hereby assign to Company all of its right, title, and interest in such work product including, but not limited to, all copyrights, patents, trademarks, and other proprietary rights.

C. Both during the Term of this Agreement and thereafter, Employee shall fully cooperate with Company in the protection and enforcement of any intellectual property rights that may derive as a result of the services performed by Employee under the terms of this Agreement. This shall include executing, acknowledging, and delivering to Company all documents or papers that may be necessary to enable Company to publish or protect said inventions, improvements, and ideas.

8. TERMINATION

A. Either party may terminate this Agreement upon 30 days’ written notice. In the event that Company terminates Employee’s employment for any reason other than Cause (as defined below), Employee will receive (i) salary due to Employee to the date of termination; and (ii) payment for vacation time earned and accrued to the date of termination; and (iii) a lump sum severance payment equal to 6 months base salary in effect on the date of termination. If this Agreement is terminated by the Employee for any reason, the Employee will receive (a) salary due to the Employee through the date of termination and (b) payment for vacation time earned and accrued to the date of termination.

B. Company shall have the absolute right to terminate this Agreement immediately for Cause. Upon such termination, Employee shall have no right to receive any monetary compensation or benefit hereunder with respect to any period after the effective date of such notice. For purposes of this Agreement, Cause shall mean any of the following:

1.	Employee has been convicted or pled guilty or no contest to any crime or offense which is likely to have a material adverse impact on the business operations or financial or other condition of the Company, or any felony offense for any crime of moral turpitude; and/or

2.	Employee has committed fraud or embezzlement; and/or

3.	Employee has intentionally breached any of his fiduciary duties to the Company or has made an intentional misrepresentation which is likely to have a material adverse impact on the business operations or financial or other condition of the Company; and/or

4.	Company, after reasonable investigation, in good faith believes Employee may have acted in a manner inconsistent with material policies and procedures of the Company, including but not necessarily limited to, policies and procedures pertaining to harassment and discrimination; and/or

5.	Employee has failed to obey a specific written direction from the Board of Directors or President of the Company or its/his designee, provided that (a) such failure continues for a period of ten (10) days after receipt of such specific written direction, and (b) such specific written direction includes a statement that the failure to comply therewith will be a basis for termination hereunder; and/or

6.	The Board of Directors or President determines that Employee has neglected his duties under the Agreement or has breached in any material respect any affirmative or negative covenant or undertaking hereunder.

C. It is understood and agreed that this is a personal service contract, and that Company shall have the right to terminate this Agreement at any time upon proper notice or in the event of the disability or death of Employee, which would otherwise prevent him from performing his duties. For purposes of this provision, “disability” shall be defined in accordance with the definition of “disability” as contained in Company’s disability insurance policy. In the event of termination due to death or disability, Employee shall receive payment of salary up to the end of the month in which such termination occurs.

9. BENEFITS

Employee shall be entitled to and shall receive all benefits as are in effect from time to time and granted to all employees of Company and, more particularly, to an employee at the level of executive. Such benefits shall initially include, but not be limited to, the following:

a.	Health insurance under terms equivalent to the health insurance provided to other employees of Company.

b.	Corporate retirement and profit-sharing programs under terms equivalent to the programs provided to other employees of Company.

c.	Vacation equal to fifteen (15) business days per annum, the unused portion of which shall be forfeited.

d.	Paid holidays pursuant to Company’s usual policy.

10. REPRESENTATIONS AND WARRANTIES

Employee represents and warrants to Company that he is not a party to or otherwise bound by any agreement that may, in any way, restrict his right or ability to enter into this Agreement or otherwise be employed by Company.

11. NOTICES

A. Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service such as Federal Express, or by telefax communication, with an acknowledgment by the recipient.

B. Either party may change the address to which notice or payment is to be made by written notice to the other party in accordance with the provisions of this paragraph.

12. JURISDICTION AND DISPUTES

A. This Agreement shall be governed by the laws of Massachusetts.

B. All disputes hereunder shall be resolved in the applicable state or federal courts of Massachusetts. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

13. AGREEMENT BINDING ON SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

14. WAIVER

No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

15. SEVERABILITY

If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from the Agreement.

16. ASSIGNABILITY

This Agreement and the rights and obligations thereunder are personal with respect to Employee and may not be assigned by any act of Employee or by operation of law. Company shall, however, have the absolute, unfettered right to assign this Agreement to a successor in interest to Company or to the purchaser of any of the assets of Company.

17. INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his hand and seal effective as of the date first above written.

	TRANSMEDICS, INC.:	EMPLOYEE

By:	/s/ Waleed H. Hassanein	/s/ Kypp Morrow
	Waleed H. Hassanein, M.D. President & CEO	Kypp Morrow

Appendix A

Kypp Morrow CY 2000 Management Objectives

1.      Create a breakdown of 4 Sales Regions for the U.S. Each Sales Region will be organized by responsibility for a certain number of OPOs and the Transplant Programs that fall under the OPOs responsibility. Consideration will be given to allow for 5 - 7,000 annual transplants done historically in each Region. Consideration will also be given to organize the Regions according to the 11 Regions. Four Regional Lists will be created to include the following information:

a)      List of all OPOs. A phone survey will be done to get names, addresses, phone numbers and organization chart for each OPO.

b)      List of all Transplant Hospitals, as well as each Transplant Program within each hospital, to include the Transplant Surgical Chief and Administrator for each Program (names, addresses, phone numbers). Actual annual transplant numbers will be provided per program and per total hospital. The list will be done in descending order of transplants, by hospital with a separate list by program in descending order.

c)      Phone survey will attempt to identity, and list, all programs with a Non Heart Beating initiative.

$3000

2. Set up meetings with 8 OPOs (New England Organ Bank, Gift of Life and ROBI to be 3 of the 8 OPOs). Determine how POPS will best provide solutions to the individual OPO. Determine the organizational structure, financial objectives, variety of transportation methods used, billing and reimbursement procedures between OPO / Donor Center / Transplant Center. Create an initial relationship with these OPOs to better understand the information needed to train the Regional Managers and the ultimate Sales Team.	$5000

3. Organize opportunities to participate in at least 1 Heart, 1 Liver and 1 Kidney operations from donor procurement to recipient’s transplant for each one.	$2000

4. Meet with the Administrator of each Transplant Program on our SAB with the intention of creating a feasibility report on the strategy of incorporating POPS into their program, cost saving benefits, increasing the number of transplants and reimbursement implications.	$5000

5. Set up an initial meeting with UNOS to better understand their functions and how they might relate to TransMedics.	$5000

6. Create a Master List of National and International Transplant Meetings with dates, locations and contact personnel.	$2000

7. Contact 3 “Outcome Study” companies for purposes of discussing and evaluating them to oversee the “Economic Outcome” portion of our clinical trials. This may indeed be the same company that oversees the clinical outcomes.	$3000